Exhibit 10.1

CREDIT AGREEMENT

BY AND BETWEEN

STERLING NATIONAL BANK

AND

LINCOLN EDUCATIONAL SERVICES CORPORATION;
LINCOLN TECHNICAL INSTITUTE, INC.;
NASHVILLE ACQUISITION, L.L.C.;
SOUTHWESTERN ACQUISITION, L.L.C.;
NEW ENGLAND ACQUISITION, LLC;
EUPHORIA ACQUISITION, LLC;
NEW ENGLAND INSTITUTE OF TECHNOLOGY AT PALM BEACH, INC.;
LCT ACQUISITION, LLC;
NN ACQUISITION, LLC and
LTI HOLDINGS LLC

Dated as of April 28, 2017

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ii

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CREDIT AGREEMENT

CREDIT AGREEMENT, dated as of April 28, 2017, by and between LINCOLN EDUCATIONAL SERVICES CORPORATION, a New Jersey corporation (the “Parent”); LINCOLN TECHNICAL INSTITUTE, INC.; a New Jersey corporation; NASHVILLE ACQUISITION, L.L.C., a Delaware limited liability company; SOUTHWESTERN ACQUISITION, L.L.C., a Delaware limited liability company; NEW ENGLAND ACQUISITION, LLC, a Delaware limited liability company; EUPHORIA ACQUISITION, LLC, a Delaware limited liability company; NEW ENGLAND INSTITUTE OF TECHNOLOGY AT PALM BEACH, INC., a Florida corporation; LCT ACQUISITION, LLC, a Delaware limited liability company; NN ACQUISITION, LLC, a Delaware limited liability company and LTI HOLDINGS, LLC, a Colorado limited liability company (individually and collectively, the “Borrower”), and STERLING NATIONAL BANK (the “Bank”).

The Borrower has requested the Bank to extend credit to it and the Bank is willing to do so subject to the terms and conditions set forth herein.

Accordingly, for good and valuable consideration, the parties hereto agree as follows:

1.	DEFINITIONS AND PRINCIPLES OF CONSTRUCTION.

Section 1.1          Definitions.

As used in this Agreement, terms defined elsewhere in this Agreement have the meanings therein indicated, and the following terms have the following meanings:

“Adjusted EBITDA” means, for the period under review, for the Borrower on a consolidated basis, an amount equal to Net Income for such period plus the following to the extent deducted in calculating such Net Income:  costs associated with school closings (limited to an aggregate sum of $6,000,000 during the 2017 Fiscal Year and amounts to be approved by Bank in any fiscal period thereafter) and other one-time charges with Bank’s approval; the amount of depreciation and amortization expense for such period; with the Bank’s consent, impairment of goodwill and long-lived assets for such period; Interest Expense; the provision for federal, state, local and foreign income taxes payable for such period; and other non-cash expenses related to stock-based compensation and pension expense for such period, in each case as determined in accordance with GAAP.

 “Affiliate” means, with respect to a specified Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Credit Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Assignee” has the meaning set forth in Section 9.6(b).

“Authorized Signatory” means, as to any Borrower, the chief executive officer, the president, any vice president, the chief financial officer or any other officer (designated in writing by the Borrower and acceptable to the Bank) of such Borrower.

“Bank” has the meaning ascribed thereto in the preamble to this Agreement.

“Banking Services” means each and any of the following bank services provided to the Borrower by the Bank or any of its Affiliates: (i) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (ii) stored value cards and (iii) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and inter-state depository network services).

“Banking Services Obligations” of the Borrower means any and all obligations of the Borrower, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof  and substitutions therefor) in connection with Banking Services.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning ascribed thereto in the preamble to this Agreement.

“Borrowing Date” means the date of the making, conversion or continuation of any Loan.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the State of New Jersey are authorized or required by law to remain closed.

“Capital Expenditures” means, for any period, the Dollar amount of gross cash expenditures by the Borrower, in respect of the purchase or other acquisition of any fixed assets, real property, plant and equipment and all renewals, improvements and replacements of any of the foregoing, but not maintenance and repairs to any such item.  For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such insurance proceeds, as the case may be.

“Capital Lease” means, with respect to any Person, any lease of property (whether real, personal or mixed) by such Person as lessee, which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

“Capital Lease Obligations” means, with respect to any Person, obligations of such Person under Capital Leases accounted for as liabilities in accordance with GAAP.

“Capital Stock” means, as to any Person, all shares of capital stock, limited liability company interests, participations, rights in or other equivalents (however designated) of such Person’s equity (however designated) and any rights, warrants or options exchangeable for or convertible into such shares of capital stock, partnership interests, limited liability company interests, participations, rights or other equity.

“Change in Law” means (i) the adoption of any law, rule or regulation after the date of this Agreement, (ii) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (iii) compliance by the Bank (or by the Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub. L. 111-203 (signed into law on July 21, 2010)) and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law, regardless of the date enacted, adopted or issued.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto, and the rules and regulations issued thereunder, as from time to time in effect.

“Collateral” means any and all “Collateral”, as defined in any applicable Security Document.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Default” means any event or condition which constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” has the meaning ascribed thereto in Section 3.1(b).

“DOE” means the U.S. Department of Education or any successor agency.

“Dollars” or “$” refers to lawful money of the United States of America.

“Educational Agency” means any person, entity or organization, whether governmental, government chartered, private or quasi-private, that engages in granting or withholding Educational Approvals for, administers financial assistance to or for students of, or otherwise regulates private post-secondary schools, including without limitation, the DOE, any state educational department or agency, any guaranty agency, and any entity or organization that is recognized as an accrediting agency by the DOE which engages in granting or withholding accreditation or similar approval for private post-secondary schools, in accordance with standards relating to the performance, operation, financial condition and/or educational quality of such schools.

“Educational Approval” means any license, authorization, approval, certification or accreditation, issued or required to be issued by an Educational Agency with respect to any aspect of a Borrower’s school’s operations in order for such school or any location or educational program thereof to operate or participate in Title IV, but excluding approvals or licenses with respect to the activities of individual recruiters at any school.

“Effective Date” means the date on which the conditions specified in Section 5.1 are satisfied (or waived by the Bank).

“Employee Benefit Plan” means an employee benefit plan within the meaning of section 3(3) of ERISA maintained, sponsored or contributed to by the Borrower.

“Environmental Laws” means all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, in each case, to the extent binding on the Borrower, relating to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or the effect of the environment on employee health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower directly or indirectly resulting from or based upon (i) violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (iii) exposure to any Hazardous Materials, (iv) the release or threatened release of any Hazardous Materials into the environment or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations issued thereunder.

“ERISA Affiliate” means with respect to a Pension Plan, ERISA, the PBGC or a provision of the Code pertaining to employee benefit plans, any Person that is a member of any group of organizations within the meaning of section 414 of the Code of which the Borrower or any Subsidiary is a member.

“ERISA Event” means (i) any “reportable event”, as defined in section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30‑day notice period is waived); (ii) any failure by any Plan to satisfy the minimum funding standard (as defined in section 412 of the Code or section 302 of ERISA) applicable to such Plan, whether or not waived; (iii) the filing pursuant to section 412(c) of the Code or section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (iv) the incurrence by the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (v) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (vi) the incurrence by the Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (vii) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” has the meaning ascribed thereto in Section 8.1.

“Executive Order” has the meaning ascribed thereto in Section 9.17(a).

“Existing Credit Agreement” means that certain Credit Agreement, dated as of March 31, 2017, between the Borrower and the Bank, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Existing Loan” means those certain loans from the Bank to the Borrower under the Existing Credit Agreement, in an aggregate principal amount not to exceed Fifty-Five Million and 00/100 Dollars ($55,000,000.00), consisting of (i) a revolving line of credit in an aggregate principal amount not to exceed $25,000,000, (ii) a non-revolving line of credit in the principal amount of $5,000,000 and (iii) a revolving line of credit in an aggregate principal amount not to exceed $25,000,000 (including a sublimit for the issuance of standby letters of credit up to $10,000,000).

“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Bank from three Federal funds brokers of recognized standing selected by it.

“Fiscal Quarter” means each period from January 1 to March 31, April 1 to June 30, July 1 to September 30 and October 1 to December 31.

“Fiscal Year” means each period from January 1 to December 31.

“Florida Declaration” has the meaning ascribed thereto in Section 4.13.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and in the statements and pronouncements of the Financial Accounting Standards Board or in such other statement by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi‑governmental, judicial, administrative, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature (or any extract, component or derivative thereof) regulated pursuant to any Environmental Law, including, but not limited to, (i) those substances, materials and wastes listed in the United States Department of Transportation Hazardous Materials Table (49 CFR 172.101) or by the Environmental Protection Agency as hazardous substances (40 CFR Part 302) and amendments thereto and replacements thereof and (ii) any substance, pollutant or material defined as, or designated in, any Environmental Law as a “hazardous substance”, “toxic substance”, “hazardous material”, “hazardous waste”, “restricted hazardous waste”, “pollutant”, “toxic pollutant” or words of similar import.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement (including, without limitation, all “swap agreements” as defined in 11 U.S.C. § 101).

“Indebtedness” of any Person means, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person under conditional sale or other title retention agreements relating to property used and/or acquired by such Person, (iv) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business), (v) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (vi) all guarantees by such Person of Indebtedness of others, (vii) all Capital Lease Obligations of such Person, (viii) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (ix) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, and (x) all other liabilities and obligations which would be classified in accordance with GAAP as indebtedness on a balance sheet or to which reference should be made in footnotes thereto.  The amount of any guarantee shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such guarantee is made and (b) the maximum amount for which the Person giving such guarantee may be liable pursuant to the terms of the agreement embodying such guarantee unless such primary obligation and the maximum amount for which such Person may be liable are not stated or determinable, in which case the amount of such guarantee shall be such Person’s maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

“Indemnified Taxes” means as to any Person, any Tax, except (i) a Tax imposed on or measured by the income or profits of such Person or any franchise tax, or any similar taxes, and (ii) any interest, fees or penalties for late payment thereof imposed on such Person.

“Interest Expense” means, for any period, the aggregate of the interest expense of Borrower and Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Late Fee” has the meaning ascribed thereto in Section 3.2.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit or preferential arrangement, encumbrance, lien (statutory or other), or other security agreement or security interest of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement and the interest of a lessor under a Capital Lease having substantially the same economic effect as any of the foregoing.

“Loan Documents” means this Agreement, the Note, Security Documents and all other agreements, instruments and documents executed or delivered in connection herewith.

“Managing Person” means, with respect to any Person that is (i) a corporation, its board of directors, (ii) a limited liability company, its board of managers, managing member or members, (iii) a limited partnership, its general partner, (iv) a general partnership or a limited liability partnership, its managing partner or executive committee or (v) any other Person, the managing body thereof or other Person analogous to the foregoing.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Change” means any event, development or circumstance that has had or reasonably could be expected to have a Material Adverse Effect.

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, operations or condition (financial or otherwise), of the Borrower, taken as a whole, (ii) the ability of the Borrower to perform any of its material obligations under any Loan Document or (iii) the ability of the Bank to enforce the Obligations or to realize the intended benefits of the Security Documents.

“Material Indebtedness” means Indebtedness (other than the Existing Loan and Indebtedness under the Loan Documents), including, without limitation, obligations in respect of one or more Hedging Agreements, of the Borrower, whether arising pursuant to one or more instruments or agreements, in an aggregate principal amount exceeding $1,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower would be required to pay if such Hedging Agreement were terminated at such time.

“Maturity Date” means the earlier to occur of (i) October 1, 2017 or (ii) the sale of the Mortgaged Property pursuant to the Purchase Agreement or otherwise on terms satisfactory to the Bank and not different in any material adverse respect from the terms of the Purchase Agreement.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means the Mortgage and Security Agreement, dated of even date herewith by the Mortgagor in favor of the Bank for the Mortgaged Property, as the same may be amended, restated, modified or supplemented from time to time.

“Mortgagor” means New England Institute of Technology at Palm Beach, Inc., a Florida corporation.

“Mortgaged Property” has the meaning ascribed to the term “Property” in the Mortgage.

“Multiemployer Plan” means a multiemployer plan as defined in section 4001(a)(3) of ERISA.

 “Net Income” means, for any period, the net income (exclusive of extraordinary gains and extraordinary losses) determined on a consolidated basis for Borrower and Subsidiaries for such period, all as determined in accordance with GAAP.

“Net Loss” means for any period, the net loss (excluding one-time charges, impairments, non-cash expenses and costs associated with school closings in each case in amounts to be approved by Bank in its sole discretion) determined on a consolidated basis for Borrower and Subsidiaries in accordance with GAAP.

“Note” means a promissory note evidencing the Term Loan payable to the order of the Bank in form acceptable to the Bank.

“Obligations” means (i) the due and punctual payment of (A) principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Term Loan, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (B) all other monetary obligations, including fees, commissions, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrower to the Bank, or that are otherwise payable to the Bank, under this Agreement and the other Loan Documents, (ii) the due and punctual performance of all covenants, agreements, obligations and liabilities of the  Borrower under or pursuant to this Agreement and the other Loan Documents, (iii) all obligations of the Borrower, monetary or otherwise, under each Hedging Agreement entered into with the Bank (or an Affiliate thereof) in connection with the Term Loan as a counterparty, and (iv) all Banking Services Obligations.

“OFAC has the meaning ascribed thereto in Section 4.20.

“Organizational Documents” means as to any Person which is (i) a corporation, the certificate or articles of incorporation and by‑laws of such Person, (ii) a limited liability company, the certificate of formation or articles of organization and the limited liability company agreement or operating agreement or other similar agreement of such Person, (iii) a partnership, the partnership agreement or similar agreement of such Person, or (iv) any other form of entity or organization, the organizational documents analogous to the foregoing.

“Other Taxes” means any and all current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery, registration or enforcement of, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, the Loan Documents or otherwise with respect to, the Loan Documents.

“Parent” has the meaning ascribed thereto in the preamble to this Agreement.

“Participant” has the meaning set forth in Section 9.6(c).

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, or any Governmental Authority succeeding to the functions thereof.

“Pension Plan” means at any date of determination, any Employee Benefit Plan (including a multiemployer plan as defined in section 4001(a)(3) of ERISA), the funding requirements of which (under section 302 of ERISA or section 412 of the Code) are, or at any time within the six years immediately preceding such date, were in whole or in part, the responsibility of the Borrowers or any ERISA Affiliate.

“Permitted Encumbrances” means:

(i)         Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 6.4;

(ii)        landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than ninety (90) days or are being contested in compliance with Section 6.4;

(iii)       pledges and deposits made in the ordinary course of business (A) in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations, (B) to secure the performance of bids, tenders, leases (other than Capital Leases), sales or other trade contracts not in connection with the borrowing of money or (C) made in lieu of, or to secure the performance of, surety, customs, reclamation or performance bonds (in each case not related to judgments or litigation);

(iv)       attachment or judgment liens in respect of judgments, writs or warrants of attachment or similar process that do not constitute an Event of Default under clause (l) of Section 8.1;

(v)        easements, zoning restrictions, rights‑of‑way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower;

(vi)       any interest or title of a lessor under any operating lease or a licensor under a non-exclusive license agreement; and

(vii)      Liens created in favor of the Bank to secure the Existing Loan.

“Permitted Preferred Stock” means any Preferred Stock that by its terms is mandatorily redeemable or subject to any other payment obligation (including any obligation to pay dividends, other than dividends of shares of Preferred Stock of the same class and series payable in kind or dividends of shares of common stock) on a date that is not earlier than one year after the Maturity Date or, on a date that is not earlier than one year after the Maturity Date, is redeemable at the option of the holder thereof for cash or assets or securities (other than distributions in kind of shares of Preferred Stock of the same class and series or of shares of common stock).

“Person” means any individual, firm, partnership, limited liability company, joint venture, corporation, association, business enterprise, joint stock company, unincorporated association, trust, Governmental Authority or any other entity, whether acting in an individual, fiduciary, or other capacity.

“Plan” means, at a particular time, any employee benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or section 412 of the Code or section 302 of ERISA, and in respect of which the Borrower, any Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under section 4069 of ERISA be deemed to be) an “employer” as defined in section 3(5) of ERISA.

“Preferred Stock” means, as applied to the Capital Stock of any Person, the Capital Stock of any class or classes (however designated) that is preferred with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Prime Rate” means the floating rate of interest per annum established from time to time by the Bank as its prime lending rate for commercial loans.  Each change in the Prime Rate shall result in a corresponding change in the rate being charged hereunder on the effective date of such change in the Prime Rate.  The Prime Rate is a reference rate that does not necessarily represent the lowest or best rate actually charged to any customer.  The Bank may make commercial loans or other loans at rates of interest at, above or below such Prime Rate.

“Property” means all types of real, personal, tangible, intangible or mixed property.

“Purchase Agreement” means that certain Purchase and Sale Agreement dated March 14, 2017 between Mortgagor and Tambone Companies, LLC.

“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Replaced Credit Facility” means that certain credit facility made available under that certain Credit Agreement dated as of July 31, 2015 by and among the Borrower, the lenders that are signatories thereto, HPF Service, LLC, as administrative agent for the lenders and collateral agent for the tranche A lenders, and Alostar Bank of Commerce, as collateral agent for the tranche B lenders, as amended.

“Required Balance” has the meaning ascribed thereto in Section 6.16.

“Restricted Payment” means, (i) any dividend, distribution or other payment on account of the Capital Stock issued by the Parent or to the holders of the Capital Stock of the Parent in their capacity as such shareholders (other than dividends or distributions payable in Capital Stock issued by the Parent) or (ii) any payment, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Capital Stock issued by the Parent.

“Sale and Leaseback Transaction” means any transaction or series of related transactions pursuant to which a Person sells or transfers any Property in connection with the leasing, or the resale against installment payments, of such Property to the seller or transferor.

“S&P” means Standard & Poor’s Ratings Group, Inc.

“SEC” has the meaning ascribed thereto in Section 6.1(f).

“Security Agreement” has the meaning ascribed thereto in Section 4.19.

“Security Documents” means the Security Agreement, the Mortgage and each other security agreement, instrument or other document executed or delivered pursuant to Section 5.1, 6.14 or 6.15 to secure any of the Obligations.

“Solvent” shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that would reasonably be expected to become an actual or matured liability.

“Subsidiary” means, with respect to any Person (the “parent”)at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent.  Unless the context otherwise requires, “Subsidiary” means any Subsidiary of the Borrower.

“Tangible Net Worth” means the book value of  Net Worth (Total Assets - Total Liabilities) as set forth in the consolidated balance sheets of the Borrower determined in accordance with GAAP, minus the net book value of the following items: (but only to the extent that such items are included in any determination of Total Assets):  (i) good will, patents, trademarks, copyrights, trade names, customer lists and other like intangible assets; (ii) receivables due from Subsidiaries; (iii) any capitalized start-up or development expenses; and (iv) any write-up or reappraisal of the Borrower’s existing assets; and plus the following items: (1) one-time incremental increase in Interest Expense incurred by the Borrower in 2017 above the budgeted Interest Expense of $5,200,000 had the refinance of the Replaced Credit Facility not occurred (the “Incremental Interest Expense Increase”); provided, however,  for purposes of calculating Tangible Net Worth, the amount of such Incremental Interest Expense Increase shall not exceed $1,500,000; (2) non-cash stock based compensation and non-cash pension expense; and (3) with the Bank’s approval, other one-time charges, impairments, non-cash expenses and losses associated with school closings.

“Taxes” means any and all current or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term Loan” has the meaning ascribed thereto in Section 2.1.

“Title IV” shall mean Chapter 28, Subchapter IV of the Higher Education Act of 1965, as amended (20 U.S.C.A. §§ 1070 et seq.), and any amendments or successor statutes thereto.

“Total Assets” means, at any time, the total assets of the Parent and its direct and indirect Subsidiaries on a consolidated basis, as determined in accordance with GAAP.

“Total Liabilities” means, at any time, the total liabilities of the Parent and its direct and indirect Subsidiaries on a consolidated basis, as determined in accordance with GAAP.

“Transactions” means (i) the execution, delivery and performance by the Borrower of each Loan Document to which it is a party and (ii) the use of the proceeds of the Term Loan.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.2          Accounting Terms; GAAP

Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time, provided that, if a Borrower notifies the Bank that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Bank notifies the Borrower that the Bank requires an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  Unless the context otherwise requires, any reference to a fiscal period shall refer to the relevant fiscal period of the Borrower

Section 1.3          Principles of Construction.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified, (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

2.	AMOUNT AND TERMS OF LOANS.

Section 2.1          Loans.

Subject to the terms and conditions hereof, the Bank agrees to make a Term Loan (the “Term Loan”) in a single advance of $8,000,000 to Borrower on the Effective Date.  Any principal amount of the Term Loan that is repaid or prepaid pursuant to Section 2.7 may not be reborrowed.

Section 2.2          Intentionally Omitted.

Section 2.3          Note.

The Term Loan shall be evidenced by the Note.  Borrower agrees that, absent manifest error, the records of the Bank will be conclusive with respect to the Term Loan, including the amounts repaid, the outstanding principal balance and all interest payments.

Section 2.4          Intentionally Omitted.

Section 2.5          Repayments of the Term Loan.

The Borrower hereby unconditionally promises to pay to the order of the Bank the then unpaid principal amount, together with all accrued and unpaid interest thereon, due on the Term Loan on the Maturity Date.

Section 2.6          Intentionally Omitted.

Section 2.7          Payments.

(a)         The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document to which it is a party (whether of principal of the Term Loan, interest or fees, or otherwise) prior to 3:00 p.m., New York time, on the date when due, in immediately available funds, without setoff or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Bank, be deemed to have been received on such date; otherwise, any such amount will be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Bank at its office at 61 South Paramus Road, Paramus, New Jersey 07652, or such other office as to which the Bank may notify the Borrower.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in Dollars.  Without limiting the foregoing, the Borrower hereby authorizes the Bank to charge the account described in Section 6.17 for each such payment on the due date therefor.  Notwithstanding any other provisions in this Agreement or any other Loan Document, if the Borrower fails to maintain such account at the Bank, then all applicable rates of interest set forth in this Agreement are increased by one percent (1.00%), provided, however, such an increase does not limit or restrict any other rights or remedies available to the Bank under this Agreement due to such failure by Borrower to maintain such account with the Bank.

(b)        So long as no Default or Event of Default shall have occurred and be continuing, if at any time insufficient funds are received by and available to the Bank to pay fully all amounts of principal of the Term Loan, interest and fees, if any, then due hereunder, such funds shall be applied (i) first, to the payment of all fees and expenses due from the Borrower to the Bank, other than late fees; (ii) second, to the payment of accrued and unpaid interest; (iii) third, to the payment of principal on the Term Loan then due hereunder, and (iv) fourth, to the payment of all late fees due from the Borrower to the Bank.

3.	INTEREST, FEES, YIELD PROTECTIONS, ETC.

Section 3.1          Interest Rate and Payment Dates.

(a)        The Borrower shall pay to the Bank interest on the unpaid principal amount of the Term Loan commencing on June 1, 2017 and continuing through and including the Maturity Date, at a rate per annum equal to the greater of (x) the Prime Rate plus 2.50%, and (y) 6.00%.   Any change in the interest rate resulting from a change in the Prime Rate shall be effective as of the opening of business on the day on which such change in the Prime Rate becomes effective.

(b)        Notwithstanding the foregoing, if an Event of Default has occurred and is continuing, then, so long as such Event of Default is continuing, the interest rate of the obligation which shall be in effect at the time of the Event of Default, shall be increased by five (5%) percentage points above the interest rate per annum in effect at this time of the Event of Default without the Bank being obligated to give any notice of said increase (the “Default Rate”) to Borrower.  The Default Rate shall increase at the rate of one (1%) percentage point per month beginning on the first day of the month following the month in which the Default Rate became effective and on the first day of each month thereafter up to the maximum rate permitted by law, until the Term Loan is paid in full.

(c)        Accrued interest on the Term Loan shall be payable in arrears on the first day of each month, provided that accrued and unpaid interest on past due amounts shall be due and payable upon demand.

(d)        All interest hereunder shall be computed on the basis of a year of 360 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

Section 3.2          Late Fee.

If the Bank has not received the full amount of any monthly payment on or before the date it is due (including as a result of funds not available to be automatically debited on the date on which any such payment is due), the Borrower shall pay a late fee to the Bank in an amount equal to six percent (6%) of such overdue payment (the “Late Fee”).  Such late fee shall be paid promptly but only once with respect to each late payment.

Section 3.3          Intentionally Omitted.

Section 3.4          Intentionally Omitted.

Section 3.5          Increased Costs; Capital Requirements.

(a)         If the Bank determines that any Change in Law has or would have the effect of reducing the rate of return on the Bank’s capital or on the capital of the Bank’s holding company, if any, as a consequence of this Agreement to a level below that which the Bank or the Bank’s holding company could have achieved but for such Change in Law, then from time to time the Borrower will pay to the Bank such additional amount or amounts as will compensate the Bank or the Bank’s holding company for any such reduction suffered.

(b)        If at any time the Bank determines that, after the date hereof, any Change in Law regarding capital adequacy, reserves, special deposits, compulsory loans, insurance charges against property of, deposits with or for the account of, Obligations owing to, or other credit extended or participated in by, the Bank or any similar requirement shall have the effect of reducing the rate of return on the capital of the Bank or the Bank’s holding company as a consequence of its obligations under or with respect to any Loan Document to a level below that which, taking into account the capital adequacy policies of the Bank or the Bank’s holding company, the Bank or the Bank’s holding company could have achieved but for such adoption or change, then from time to time the Borrower will pay to the Bank such additional amount or amounts as will compensate the Bank or the Bank’s holding company for any such reduction suffered.

(c)        A certificate of the Bank setting forth in reasonable detail the amount or amounts necessary to compensate the Bank or its holding company, as applicable, as specified in Section 3.5(a) or Section 3.5(b) shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay the Bank the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

Section 3.6          Taxes.

(a)        All payments by or on account of the Borrower under any Loan Document to the Bank shall be made free and clear of, and without any deduction or withholding for or on account of, any and all present or future Indemnified Taxes or Other Taxes, provided that if any Borrower is required by any law, rule, regulation, order, directive, treaty or guideline to make any deduction or withholding in respect of such Indemnified Tax or Other Tax from any amount required to be paid by the Borrower to the Bank under any Loan Document (each, a “Required Payment”), then (i) the Borrower shall notify the Bank of any such requirement or any change in any such requirement promptly after the Borrower becomes aware thereof, (ii) the Borrower shall pay such Indemnified Tax or Other Tax prior to the date on which penalties attach thereto, such payment to be made (to the extent that the liability to pay is imposed on the Borrower) for its own account or (to the extent that the liability to pay is imposed on the Bank) on behalf and in the name of the Bank, (iii) the Borrower shall pay to the Bank an additional amount such that the Bank shall receive on the due date therefor an amount equal to the Required Payment had no such deduction or withholding been made or required, and (iv) the Borrower shall, within thirty (30) days after paying such Indemnified Tax or Other Tax, deliver to the Bank satisfactory evidence of such payment to the relevant Governmental Authority.

(b)        The Borrower shall reimburse the Bank for the full amount of all Indemnified Taxes or Other Taxes paid by the Bank on or with respect to any payment by or on account of any obligation of the Borrower under the Loan Documents (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and expenses arising therefrom or with respect thereto (other than any such penalties, interest or expenses that are incurred by the Bank’s unreasonably taking or omitting to take action with respect to such Indemnified Taxes or Other Taxes), within thirty (30) days after written demand therefor, setting forth in reasonable detail the basis for and calculation of such amounts, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by the Bank shall be conclusive absent manifest error.  In the event that the Bank determines that it received a refund or credit for Indemnified Taxes or Other Taxes paid by the Borrower under this Section, the Bank shall promptly notify the Borrower of such fact and shall remit to the Borrower the amount of such refund or credit.

4.	REPRESENTATIONS AND WARRANTIES.

In order to induce the Bank to enter into this Agreement and to make the Term Loan, the Borrower makes the following representations and warranties to the Bank:

Section 4.1          Existence and Power.

The Borrower is duly organized and validly existing in good standing under the laws of the State of its respective organization, as detailed in the preamble to this Agreement.  Each Borrower has all requisite power and authority to own its Property and to carry on its business as now conducted, and is in good standing and authorized to do business in each jurisdiction in which the nature of the business conducted therein or the Property owned by it therein makes such qualification necessary, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 4.2          Authority and Execution.

The Borrower has full legal power and authority to enter into, execute, deliver and perform the terms of the Loan Documents to which it is a party, all of which have been duly authorized by all proper and necessary limited liability company, corporate or other applicable action and is in full compliance with its Organizational Documents.  The Borrower has duly executed and delivered the Loan Documents to which it is a party.

Section 4.3          Binding Agreement.

The Loan Documents (other than the Note) constitute, and the Note, when issued and delivered pursuant hereto for value received, will constitute, the valid and legally binding obligations of the Borrower party thereto, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally.

Section 4.4          Litigation.

There are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority (whether purportedly on behalf of the Borrower) pending or, to the knowledge of the Borrower, threatened against the Borrower or maintained by the Borrower  or which may affect the Borrower or any of its Properties or rights, which (i) could reasonably be expected to have a Material Adverse Effect, (ii) call into question the validity or enforceability of, or otherwise seek to invalidate, any Loan Document, or (iii) might, individually or in the aggregate, materially and adversely affect any of the transactions contemplated by any Loan Document.

Section 4.5          Required Consents.

Except for information filings required to be made in the ordinary course of business which are not a condition to the performance by the Borrower under the Loan Documents, and, except to the extent already obtained, no consent, authorization or approval of, filing with, notice to, or exemption by, members or holders of any other equity interest, any Governmental Authority or any other Person is required to authorize the Borrower to execute the Loan Documents to which it is a party or to perform its obligations thereunder, or is required in connection with the execution, delivery and performance of the Loan Documents by the Borrower or is required as a condition to the validity or enforceability of the Loan Documents.

Section 4.6          Absence of Defaults; No Conflicting Agreements.

(a)         The Borrower is not in default under any mortgage, indenture, contract or agreement to which it is a party or by which it or any of its Property is bound.  The execution, delivery or carrying out of the terms of the Loan Documents will not constitute a default under, or result in the creation or imposition of, or obligation to create, any Lien upon any Property of the Borrower or result in a breach of or require the mandatory repayment of or other acceleration of payment under or pursuant to the terms of any such mortgage, indenture, contract or agreement.

(b)          The Borrower is not in default with respect to any judgment, order, writ, injunction, decree or decision of any Governmental Authority.

Section 4.7          Compliance with Applicable Laws.

The Borrower is in compliance in all material respects with all statutes, regulations, rules and orders of all Governmental Authorities which are applicable to the Borrower.

Section 4.8          Taxes.

The Borrower has filed or caused to be filed all tax returns required to be filed and has paid, or has made adequate provision for the payment of, all taxes shown to be due and payable on said returns or in any assessments made against it (other than those being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside on its books in accordance with GAAP) which would be material to the Borrower, and no tax Liens have been filed with respect thereto.  The charges, accruals and reserves on the books of the Borrower with respect to all taxes are, to the knowledge of the Borrower, adequate for the payment of such taxes, and the Borrower knows of no unpaid assessment which is due and payable against the Borrower or any claims being asserted, except such thereof as are being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside in accordance with GAAP.

Section 4.9          Governmental Regulations.

Neither the Borrower nor any Affiliate of the Borrower, is subject to regulation under the Investment Company Act of 1940, as amended, or is subject to any statute or regulation that prohibits or restricts the incurrence of Indebtedness.

Section 4.10        Federal Reserve Regulations; Use of Loan Proceeds.

(a)        The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

(b)        No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase, acquire or carry any Margin Stock or for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, Regulation U or Regulation X.

Section 4.11        ERISA.

The Borrower and some or all of its ERISA Affiliates is a party to a multiemployer plan as defined in section 4001(a)(3) of ERISA.  The Borrower and its ERISA Affiliates have fulfilled their respective obligations under the minimum funding standards of ERISA and the Code with respect to each Plan established or maintained by the Borrower or its ERISA Affiliates, and with respect to each such Pension Plan are not subject to any material liability to the PBGC under Title IV of ERISA.  With respect to each Employee Benefit Plan, the Borrower is in compliance in all respects with the currently applicable provisions of ERISA and the Code, except as could not reasonably be expected to result in a Material Adverse Effect.

Section 4.12        Financial Statements.

The Borrower has heretofore delivered to the Bank the balance sheet of the Borrower as of December 31, 2016 and the related statements of income, retained earnings and cash flows (or changes in financial position, as the case may be) for such fiscal year (the “Financial Statements”), each of which fairly present the financial condition of the Parent and its consolidated Subsidiaries on such date and results of operations for the year ended on such date, and has been prepared in conformity with GAAP.  Except as reflected in the Financial Statements or in the notes thereto, the Borrower does not have any obligation or liability of any kind (whether fixed, accrued, contingent, unmatured or otherwise) which, in accordance with GAAP, should have been shown on the Financial Statements and was not.  Since the date of the Financial Statements, other than paying in full all Indebtedness under and terminating the Replaced Credit Facility and borrowing with respect to the Existing Loan, the Borrower has conducted its business only in the ordinary course and there has been no Material Adverse Change.

Section 4.13        Property.

The Borrower has good and marketable title to all of its real property, title to which is material to the Borrower and a valid leasehold interest in all of its leased real property, a leasehold interest in which is material to the Borrower, in each case subject to no Liens, except Permitted Encumbrances. Schedule 4.13 attached to the Existing Credit Agreement sets forth a comprehensive list of all present locations where the Borrower conducts its operations.

Reference is hereby made to that certain Declaration of Protective Covenants of Metrocentre Corporate Park recorded on February 3, 1989 in the Official Records Book 5956, page 1562, et seq. of the Public Records of Palm Beach County, Florida, as the same has been amended from time to time (the “Florida Declaration”). The Mortgagor represents that it has not received any written notice that the Mortgagor is in default under the Florida Declaration, and further represents that it is current in all payments required thereunder, and is otherwise in compliance in all material respects with the requirements under said Florida Declaration. The Mortgagor covenants and agrees to provide the Bank with all material notices it receives pursuant to said Florida Declaration, and further agrees not to consent to any amendment or termination of the Florida Declaration without the consent of the Bank.

Section 4.14        Authorizations.

The Borrower possesses or has the right to use all franchises, licenses and other rights as are material and necessary for the conduct of its business, and with respect to which it is in compliance, with no known conflict with the valid rights of others which could reasonably be expected to have a Material Adverse Effect.  The Borrower has not received any notice that any event has occurred which permits or, to the knowledge of the Borrower, after notice or the lapse of time or both, or any other condition, could reasonably be expected to permit, the revocation or termination of any such franchise, license or other right which revocation or termination could reasonably be expected to have a Material Adverse Effect.

Section 4.15        Environmental Matters.

The Borrower is in compliance with all Environmental Laws applicable to it or its business or Properties which, if violated, could have a Material Adverse Effect.

Section 4.16        Intellectual Property.

The Borrower owns and possesses or has a license or other right to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights and copyrights as are necessary for the conduct of the business of the Borrower, without any known infringement upon rights of others.

Section 4.17        Labor Matters.

There are no strikes, work stoppages, lockouts or slowdowns against the Borrower pending or, to the knowledge of the Borrower, threatened.  The hours worked by and payments made to employees of the Borrower have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters.  All material payments due from the Borrower, or for which any claim may be made against the Borrower, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower.  There are no unfair labor practice charges or complaints pending against the Borrower with any Governmental Authority.  The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower is a party.

Section 4.18        No Misrepresentation.

The written information, taken as a whole, furnished by the Borrower to the Bank in connection with the negotiation of this Agreement and the other Loan Documents (excluding the Financial Statements, which are covered by the representation and warranty in Section 4.12, and the written information covered by the representation and warranty in the next succeeding sentence) does not contain, as of the Effective Date, any materially untrue statements of a material fact or, as of the Effective Date, to the best knowledge of the Borrower, omit a material fact necessary to make the material statements contained herein or therein, in light of the circumstances under which they were made, not materially misleading.  The projections, estimates, forecasts, budgets, statements of opinion or intent and discussions of strategy contained in such written information have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time made (it being recognized by the Bank that such projections, estimates, forecasts, budgets, statements of opinion or intent and discussions of strategy are subject to significant uncertainties and contingencies, and that no assurance can be given that any particular projections, estimates, forecasts or budgets will be realized).

Section 4.19        Security Documents.

(a)         The Security Documents are effective to create in favor of the Bank a legal, valid and enforceable security interest in the Collateral except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and, when (i) financing statements in appropriate form are filed in the offices of the secretary of state of the jurisdiction of organization of the Borrower or such other office specified by the Uniform Commercial Code and (ii) all other applicable filings under the Uniform Commercial Code or otherwise that are required or permitted under the Loan Documents are made, the Security Documents shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Borrower thereunder in the Collateral, in each case prior and superior in right to the rights of any other Person, other than with respect to Liens expressly permitted by Section 7.2 or otherwise consented to by the Bank in writing.

(b)        Borrower acknowledges and confirms that the Security Agreement dated March 31, 2017 by and between Borrower and Bank (the “Security Agreement”) shall be unimpaired by this Agreement and affirms that the Security Agreement remains in full force and effect, and that as of the date hereof, Borrower has no setoff, defense, counterclaim or cause of action as to the Security Agreement.  The provisions of the Security Agreement are incorporated herein by reference as if fully set forth at length, and in the event the Existing Credit Agreement is terminated or cancelled, such provisions so incorporated shall remain in full force and effect.

(c)        Borrower reaffirms that the security interest granted by it to the Bank in the Collateral, as defined in the Security Agreement, is and remains a valid first priority security interest in the Collateral in accordance with the terms of the Security Agreement and continues to secure its obligations, liabilities and responsibilities under the Existing Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement).

(d)        Borrower acknowledges and agrees that all references to the term “Obligations” as used in the Security Agreement shall include the Obligations of Borrower under this Agreement, as evidenced by the Note, and otherwise under the Existing Credit Agreement and the other Loan Documents (as defined in this Agreement and in the Existing Credit Agreement).

Section 4.20        OFAC.

None of the Borrowers: (i) is a person named on the list of Specially Designated Nationals or Blocked Persons maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html, or as otherwise published from time to time; (ii) is (A) an agency of the government of a country, (B) an organization controlled by a country, or (C) a person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/index.html, or as otherwise published from time to time, as such program may be applicable to such agency, organization or person; or (iii) derives any of its assets or operating income from investments in or transactions with any such country, agency, organization or person; and none of the proceeds from the Term Loan will be used to finance any operations, investments or activities in, or make any payments to, any such country, agency, organization, or person.

Section 4.21        Solvency.

After giving effect to the transactions contemplated by this Agreement, the Borrower, on a consolidated basis, is Solvent. No transfer of Property has been or will be made by the Borrower and no obligation has been or will be incurred by any Borrower in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of the Borrowers.

5.	CONDITIONS TO THE TERM LOAN.

Section 5.1          Effective Date.

The effectiveness of this Agreement, and the obligation of the Bank to make the Term Loan is subject to the fulfillment of the following conditions prior to or simultaneously therewith:

(a)        The Bank shall have received from the Borrower a counterpart of this Agreement signed on behalf of the Borrower.

(b)        The Bank shall have received the Note, signed on behalf of the Borrower.

(c)        The Bank shall have received the payment of the origination fee in the amount of $40,000.

(d)        The Bank shall have received the Mortgage, signed on behalf of the Borrower, together with the following:

 (i)          all instruments and other documents, including, without limitation, Uniform Commercial Code financing statements, required by law or requested by the Bank to be filed, registered or recorded to create or perfect the Liens intended to be created under the Security Documents; and

 (ii)          such other documents as the Bank may reasonably require in connection with the perfection of its security interests in the Collateral.

(e)         A loan policy of title insurance to be dated the Effective Date, and issued by Stewart Title Guaranty Company.  The title insurance policy shall (i) be in an aggregate amount equal to the Term Loan; (ii) insure that the Mortgage creates a valid first lien on the Mortgaged Property, all without title insurance exceptions (unless otherwise agreed to by the Bank and except for Permitted Encumbrances), including but not limited to, (a) mechanics’ liens, (b) parties in possession, (c) rights of reverter, (d) declarations of restrictive covenants, (e) any other standard exceptions, and (f) reservation for creditor’s rights, (iii) name the Bank, as its interests shall appear, as the insured party thereunder; (iv) be in the form of ALTA form of mortgage loan policy and (v) contain such endorsements and effective coverage as the Bank deems appropriate.  The Bank shall also have received evidence on the Effective Date that all premiums in respect of such policy has been paid.

(f)         Evidence satisfactory to the Bank, in its sole discretion, that the Mortgaged Property is not located in an area identified by the Secretary of Housing and Urban Development as an area located in a flood plain or special flood hazards zone pursuant to the National Flood Insurance Act of 1968 or pursuant to the Flood Disaster Act of 1973 or the National Flood Insurance Reform Act of 1994, or any successor law.  In the event the Mortgaged Property or any portion thereof is located in a flood plain or in a flood hazard zone, the Borrower shall deliver to the Bank a certificate of insurance evidencing flood hazard insurance (if available) in form and indicating an amount acceptable to the Bank.

(g)        An appraisal for the Mortgaged Property, or such lesser portion of the Mortgaged Property approved by Bank, prepared by an appraiser in accordance with the terms and provisions of FIRREA and the Uniform Standards of Appraisal Practice as adopted by the Appraisal Standards Board of the Appraisal Foundation, which must, in all respects, be satisfactory to the Bank and which must indicate an aggregate value of the Mortgaged Property of not less than $16,000,000.

(h)        The Bank shall have received a certificate from the secretary or executive officer of the Borrower (i) attaching a true and complete copy of the resolutions of its Managing Person evidencing all necessary action (in form and substance reasonably satisfactory to the Bank) taken by it to authorize the Loan Documents to which it is a party and the transactions contemplated thereby, (ii) certifying that the Organizational Documents of the Borrower previously delivered to the Bank on the date of the Existing Credit Agreement are true, correct and complete copies thereof and such Organizational Documents remain in full force and effect as of the Effective Date and (iii) setting forth the incumbency of its officer or officers or other analogous counterpart who may sign the Loan Documents, including therein a signature specimen of such officer or officers.

(i)          The Bank shall have received evidence satisfactory to it that the insurance required by Section 6.10 is in effect.

(j)          All approvals and consents of all Persons required to be obtained in connection with the consummation of the transactions contemplated hereby shall have been obtained and shall be in full force and effect, and all required notices shall have been given and all required waiting periods shall have expired (or have been waived), and the Bank shall have received a certificate, reasonably satisfactory to the Bank, of an Authorized Signatory of the Borrower that all such approvals and consents required to have been obtained by the Borrower shall have been obtained and shall be in full force and effect and that all such notices required to be given by the Borrower shall have been given and all such waiting periods of which the Borrower has knowledge shall have expired (or have been waived).

(k)         The Bank shall be reasonably satisfied that there shall be no litigation or administrative proceeding, or regulatory development, which would be expected to have a Material Adverse Effect.

(l)         The Bank shall be reasonably satisfied that no Material Adverse Change has occurred since December 31, 2016.

(m)        The Bank shall have received all amounts due and payable by the Borrower on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out‑of‑pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(n)        The Bank shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

(o)        The Bank shall have received such other approvals, opinions or documents, each in form and substance satisfactory to the Bank, as the Bank shall reasonably require in connection with the making of the Term Loan.

6.	AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that so long as any of the Obligations remains unpaid:

Section 6.1          Financial Statements and Other Information.

The Borrower shall keep proper books of record and account in which full, true and correct entries shall be made in accordance with GAAP throughout the periods involved, and the Borrower shall furnish to the Bank:

(a)        Quarterly Financial Statements. As soon as available and in any event within sixty (60) days after the end of each of the first three Fiscal Quarters of each Fiscal Year of Borrower, unaudited consolidated financial statements of Parent and its consolidated Subsidiaries consisting of a balance sheet as of the end of such Fiscal Quarter, and statements of income, retained earnings and cash flow for such Fiscal Quarter and for the period commencing at the end of its previous Fiscal Year and ending with the end of such Fiscal Quarter, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in such previous Fiscal Year, and all prepared in accordance with GAAP consistently applied, and certified by the chief financial officer of Parent that they are complete and correct and that they fairly present the financial condition of Parent and its consolidated Subsidiaries as of the end of such Fiscal Quarter, and the results of operations and cash flow for such Fiscal Quarter and such portion of Parent’s Fiscal Year, all in accordance with GAAP consistently applied (subject to normal year-end adjustments).   The financial statements required to be delivered to the Bank pursuant to this paragraph may be set forth in the Parent’s Quarterly Report on Form 10-Q; provided, that the Borrower notifies the Bank that such Quarterly Report on Form 10-Q has been made available in compliance with paragraph (f) of Section 6.1.

(b)        Annual Financial Statements. As soon as available and in any event within ninety (90) days after the end of each Fiscal Year of Borrower, audited consolidated financial statements of Parent and its consolidated Subsidiaries, consisting of a balance sheet as of the end of such Fiscal Year, and statements of income, retained earnings and cash flow statement for such Fiscal Year, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in Borrower’s prior Fiscal Year, and all prepared in accordance with GAAP consistently applied, and all accompanied by a report on such consolidated financial statements acceptable to the Bank by an independent accountant selected by Borrower and reasonably acceptable to the Bank.  The financial statements required to be delivered to the Bank pursuant to this paragraph may be set forth in the Parent’s Annual Report on Form 10-K; provided, that the Borrower notifies the Bank that such Annual Report on Form 10-K has been made available in compliance with paragraph (f) of Section 6.1.

(c)         Compliance Certificate. As soon as available, but no later than the date for delivery of the financial statements required to be delivered under this Section, a certificate of the chief financial officer of Borrower certifying that, to the best of the knowledge of such chief financial officer, no Default or Event of Default has occurred and is continuing, or if a Default or Event of Default has occurred and is continuing, a statement as to the nature of such Default or Event of Default and the action which is proposed to be taken with respect to such Default or Event of Default, together with a calculation in reasonable detail, and in form reasonably satisfactory to the Bank, of compliance with the financial covenants set forth in Section 7.18 hereof.

(d)        Management Letters.  Promptly following their receipt, copies of all management letters and other written correspondence and reports submitted to the Borrower by its independent accountants in connection with the examination of the financial statements of the Borrower made by such accountants, including each such item which addresses issues and concerns with respect to the Borrower’s systems and operations.

(e)        Budget and Projections.  Simultaneously with the delivery of the annual financial statements referred to in paragraph (b) above, the Borrower’s annual budget and projection for the upcoming Fiscal Year and an annual management report pertaining to student enrollment, tuition, pricing, capital campaigns and other data relevant to the operations of the Borrower.

(f)         SEC Filings.  Promptly after their announcement, copies of any filings made with the United States Securities and Exchange Commission (the “SEC”).  The Borrower may satisfy the requirement to deliver quarterly and annual financial statements to the Bank pursuant to paragraphs (a) and (b) of this Section to the extent such quarterly and annual financial statements are set forth in the Parent’s Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K as filed with the SEC to the extent such Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K are filed with the SEC within the time periods required by this Section; provided, that the Borrower notifies the Bank of the posting of such Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K on the Borrower’s website or the SEC’s website and provides the Bank by electronic mail electronic versions (i.e., soft copies) of such Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K.

(g)        Reports to Other Creditors. Promptly after their furnishing, copies of any statement or report furnished to any other Person pursuant to the terms of any indenture, loan, or credit or similar agreement and not otherwise required to be furnished pursuant to any other clause of this Section.

(h)        General Information. Promptly following any request therefor, (A) all documentation and other information that the Bank reasonably requests as necessary in order for it to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act, and (B) such other information regarding the operations, business affairs and financial condition of the Borrower, or compliance with the terms of the Loan Documents, as the Bank may reasonably request.

Section 6.2          Notice of Material Events.

The Borrower shall furnish to the Bank prompt written notice of the following:

(a)        the occurrence of any Default;

(b)        the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that, if adversely determined, could in the good faith opinion of the Borrower be expected to result in a Material Adverse Effect;

(c)        the occurrence of any ERISA Event which could in the good faith opinion of the Borrower be expected to be material;

(d)        any lapse, refusal to renew or extend or other termination of any material license, permit, franchise or other authorization issued to the Borrower by any Person or Governmental Authority; and

(e)        any other development that results in, or could be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 6.2 shall be accompanied by a statement of the chief financial officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 6.3          Existence; Conduct of Business.

The Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect the rights, licenses, permits, privileges, franchises, trademarks, copyrights and patents material to the conduct of its business.

Section 6.4          Payment of Obligations

The Borrower shall pay its obligations, including tax liabilities, before the same shall become delinquent, except where (i) the validity or amount thereof is being contested diligently and in good faith by appropriate proceedings, (ii) the Borrower has set aside on its books adequate reserves with respect thereto in accordance with GAAP and no notice of Lien with respect thereto has been filed or recorded and (iii) the failure to make payment pending such contest could not be expected to result in a Material Adverse Effect.

Section 6.5          Maintenance of Properties.

The Borrower shall keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

Section 6.6          Books and Records; Inspection Rights; Collateral Monitoring.

(a)        The Borrower shall keep, in all material respects, proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  The Borrower shall permit any representatives duly authorized and designated by the Bank, upon prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested; provided, however, that an authorized representative of the Borrower shall be entitled to be a party to such discussion with its independent accountants.  The Bank and its agents may enter upon any of the Borrower’s premises (prior to the occurrence of an Event of Default, upon reasonable prior notice to the Borrower) at any time during business hours and at any other reasonable time, and, from time to time, for the purpose of inspecting the Collateral and any and all records pertaining thereto and the operation of the Borrower’s business.

(b)        On prior notice from the Bank, the Borrower shall permit the Bank or any Related Party of the Bank to perform a field examination, Collateral analysis, Collateral audit or other business analysis or audit relating to the Borrower as the Bank may determine in its discretion, and the Borrower shall pay to the Bank, promptly after demand therefor all out-of-pocket costs and expenses reasonably incurred by the Bank in connection with any such examination, analysis, appraisal or audit.

(c)         Absent an Event of Default, the Borrower shall only be required to pay for one inspection per year pursuant to this Section 6.6.

Section 6.7          Compliance with Laws.

The Borrower shall comply, in all material respects, with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property.  Without limiting the generality of the foregoing and notwithstanding any limitation contained therein, the Borrower shall maintain all Educational Approvals and specialized accrediting agency approvals necessary to conduct its operations and offer its educational programs, except where the failure to maintain such Educational Approvals or specialized accrediting agency approvals could not reasonably be expected to result in a Material Adverse Effect.

Section 6.8          Use of Proceeds.

The proceeds of the Term Loan shall be used only for working capital and general corporate purposes not inconsistent with the terms hereof.  No part of the proceeds of the Term Loan shall be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase, acquire or carry any Margin Stock or for any purpose that entails a violation of any of the regulations of the Board, including Regulation T, Regulation U and Regulation X.

Section 6.9          Information Regarding Collateral.

The Borrower shall furnish to the Bank prompt written notice of any change in (i) the legal name of any Borrower, (ii) the jurisdiction of organization of any Borrower, (iii) the location of the chief executive office of any Borrower, its principal place of business, any office in which it maintains books or records relating to Collateral owned or held by it or on its behalf or any office or facility at which Collateral owned or held by it or on its behalf is located (including the establishment of any such new office or facility), (iv) the identity or organizational structure of any Borrower, or (v) the organizational identification number or the Federal Taxpayer Identification Number of any Borrower.  The Borrower shall not effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Bank to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.  The Borrower shall promptly notify the Bank if any material portion of the Collateral is damaged or destroyed.

Section 6.10        Insurance.

The Borrower shall maintain, with financially sound and reputable insurance companies, (i) adequate insurance for its insurable properties, all to such extent and against such risks, including fire, casualty, business interruption and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, and (ii) such other insurance as is required pursuant to the terms of any Security Document.

Section 6.11        Governmental Consents and Approvals.

The Borrower shall promptly obtain and use all efforts to keep in force and shall comply with all such approvals, consents, orders and authorizations by and licenses from, give all such notices to, register, enroll and file all such documents with, and take all such other actions with respect to, any Governmental Authority as may be required at any time or times under all laws, rules, regulations, orders and decrees applicable to and binding upon the Borrower or its properties, the failure of which to obtain, keep in force or comply with could reasonably be expected to have a Material Adverse Effect.

Section 6.12       Environmental Matters.

The Borrower shall take all actions reasonably necessary to comply in all material respects with all Environmental Laws applicable to it or its business, assets or properties, and shall not knowingly permit or suffer any violation of Environmental Laws by any third party lessee in connection with the lease of its assets or properties, which Environmental Laws, if violated, or which violation, as the case may be, could reasonably be expected to have a Material Adverse Effect.

Section 6.13        Employee Benefit Matters.

The Borrower shall (i) keep in full force and effect all Employee Benefit Plans, if any, which are presently in existence or may, from time to time, come into existence under ERISA, and not withdraw from or terminate any Employee Benefit Plans, unless such withdrawal can be effected or such Employee Benefit Plans can be terminated without material liability to the Borrower; (ii) except for any failure that is not material, make contributions to all Employee Benefit Plans in a timely manner and in a sufficient amount to comply with the standards of ERISA, including the minimum funding standards of ERISA; (iii) materially comply with all material requirements of ERISA which relate to such Employee Benefit Plans; (iv) notify the Bank immediately upon receipt by the Borrower of any notice concerning the imposition of any withdrawal liability or of the institution of any proceeding or other action which may result in the termination of any Employee Benefit Plans or the appointment of a trustee to administer such Employee Benefit Plans; (v) promptly after becoming aware thereof, advise the Bank of the occurrence of any material “Reportable Event” or material non-exempt “Prohibited Transaction” (as such terms are defined in ERISA), with respect to any Employee Benefit Plans; (vi) amend any Employee Benefit Plan (excluding any Multiemployer Plan) that is intended to be qualified within the meaning of the Code to the extent necessary to keep such Employee Benefit Plan qualified, and to cause such Employee Benefit Plan to be administered and operated in a manner that does not cause such Employee Benefit Plan to lose its qualified status; and (vii) not adopt any defined benefit plan or any defined contribution plan as defined under ERISA without the consent of the Bank, such consent not to be unreasonably withheld or delayed.

Section 6.14        Subsidiaries.

If any Subsidiary is formed or acquired after the Effective Date, the Borrower shall (i) notify the Bank in writing thereof within five (5) Business Days after the date on which such Subsidiary is formed or acquired, (ii) at the request of the Bank, (A) cause such Subsidiary to (I) execute and deliver a guaranty in form and substance satisfactory to the Bank or join as a co-borrower hereunder and (II) execute and deliver a security agreement in form and substance satisfactory to the Bank, in each case within ten (10) Business Days after the date on which such Subsidiary is formed or acquired, and (B) promptly take such actions to create and perfect Liens on such Subsidiary’s assets to secure the Obligations as the Bank shall reasonably request and (iii) if any Capital Stock issued by any such Subsidiary are owned or held by or on behalf of the Borrower or any Subsidiary or any loans, advances or other debt is owed or owing by any such Subsidiary to the Borrower or any Subsidiary, cause such Capital Stock and promissory notes and other instruments evidencing such loans, advances and other debt to be pledged pursuant to the Security Agreement within ten (10) Business Days after the date on which such Subsidiary is formed or acquired.

Section 6.15        Further Assurances.

The Borrower shall execute any and all further documents, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, and other documents), that may be required under any applicable law, or which the Bank may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Borrower.  The Borrower shall provide to the Bank, from time to time upon request, evidence reasonably satisfactory to the Bank as to the perfection and priority of the Liens created or intended to be created by the Security Documents.  Upon request by the Bank, the Borrower will execute any document or instrument that was erroneously not signed as of the Effective Date, and will amend or re-execute any document that was incorrectly drafted or executed by mistake on the part of the Lender and/or the Borrower, subject to the Borrower’s agreement with the terms of any such amendment.

Section 6.16        Compensating Balances.

During the term of the Term Loan, the Borrower shall maintain with the Bank in one or more non-interest bearing accounts (such accounts at the determination of the Bank, and upon notice to the Borrower, from time to time) (not including any accounts pledged to the Bank pursuant to any Security Document; it being understood that funds in such pledged accounts shall not be included for purposes of determining the Required Balance) a minimum of $5,000,000, in quarterly average aggregate balances (the “Required Balance”). If in any calendar quarter the Required Balance is not maintained, a fee will be assessed equal to one quarter percent (0.25%) of the Required Balance (i.e., $12,500).  For the avoidance of doubt, the provisions of this Section 6.16 are not intended to be duplicative of the provision of the Existing Credit Agreement setting forth the covenant to maintain a Required Balance; the Bank shall only require the Borrower to maintain the Required Balance on a one-time basis irrespective of the number of outstanding loans from the Bank to the Borrower.

Section 6.17        Operating Account.

During the term of the Term Loan, the Borrower shall maintain its primary banking relationship and cash management services with the Bank.  If the Borrower shall fail to maintain such accounts, the Bank will increase the interest rate on the Term Loan by one percent (1.00%).  Notwithstanding the foregoing, the Borrower may maintain accounts at financial institutions in addition to the Bank, provided, however, that (i) the Borrower shall not open any additional depository accounts (other than those described in Schedule 6.17 to the Existing Credit Agreement) and (ii) at no time shall the amounts maintained at other depository institutions exceed an aggregate amount of $500,000.  The Bank acknowledges that the Borrower currently maintains de minimus accounts at other financial institutions (as detailed in the Security Agreement executed in connection with the Existing Credit Agreement) and, pursuant to the Existing Credit Agreement, the Bank has authorized the Borrower to maintain such non-material accounts, provided the amounts on deposits in such accounts shall at no time exceed an aggregate amount of $500,000.

Section 6.18       Reappraisal.

Borrower agrees to permit the Bank and its appraisers to have access to the Mortgaged Property, in order to obtain a current appraisal of the Mortgaged Property, at the sole cost and expense of Borrower, at any time upon the occurrence of an Event of Default.

7.	NEGATIVE COVENANTS.

The Borrower hereby covenants and agrees that so long as any of the Obligations remains unpaid:

Section 7.1          Limitation on Indebtedness.

(a)        The Borrower shall not create, incur, assume or permit to exist any Indebtedness, except for Indebtedness permitted under the Existing Credit Agreement.

(b)        The Borrower shall not (i) except as permitted by Section 7.15,issue any preferred equity securities, or (ii) be or become liable in respect of any obligation (contingent or otherwise) to purchase, redeem, retire, acquire or make any other payment in respect of any shares of equity securities of the Borrower or any option, warrant or other right to acquire any such shares of equity securities.

Section 7.2          Limitation on Liens.

The Borrower shall not create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)         Liens created under the Security Documents or otherwise in favor of the Bank;

(b)        Permitted Encumbrances; and

(c)        Liens permitted under the Existing Credit Agreement.

Section 7.3          Lease Obligations.

The Borrower shall not create, incur, assume, or permit to exist any obligation as lessee for the rental or hire of any real or personal property, except as permitted under the Existing Credit Agreement.

Section 7.4          Fundamental Changes.

The Borrower shall not:

(a)        except as permitted hereunder, without the consent of the Bank, sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or any of the Capital Stock of any of its Subsidiaries, if any (in each case, whether now owned or hereafter acquired); it being expressly understood that, with the exception of the transfer of Capital Stock of Parent, as a public company, no transfer of Capital Stock in any other Borrower is permitted;

(b)        merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, except for any merger between Borrowers, provided that the Parent must be the surviving entity of any such merger to which it is a party;

(c)        liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution) or any of its Subsidiaries, except for (i) the liquidation or dissolution of non-operating Subsidiaries of the Borrower with nominal assets and nominal liabilities and (ii) the liquidation or dissolution of a Borrower (other than Parent) so long as all of the assets (including any interest in any Capital Stock) of such liquidating or dissolving Borrower are transferred to another Borrower that is not liquidating or dissolving;

(d)        engage to any material extent in any business other than businesses of the type conducted by the Borrower on the Effective Date and businesses or activities that are substantially similar, related or incidental thereto; or

(e)        suspend or discontinue operations of any material portion of the business of Borrower, without the consent of the Bank, except as permitted pursuant to clauses (a) or (b) above or in connection with the transactions permitted pursuant to Section 7.6 of the Existing Credit Agreement.

Section 7.5          Investments, Loans, Advances, Guarantees and Acquisitions.

The Borrower shall not purchase, hold or acquire (including pursuant to any merger) any Capital Stock, evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions (including pursuant to any merger)) any assets of any other Person constituting a business unit, or purchase, hold or acquire any “derivative” (other than a Hedging Agreement permitted by Section 7.8), except as permitted under the Existing Credit Agreement.

Section 7.6          Asset Sales.

The Borrower shall not sell, transfer, lease or otherwise dispose (including pursuant to a merger) of any asset, including any Capital Stock, except as permitted under the Existing Credit Agreement.

Section 7.7          Sale and Leaseback Transactions.

The Borrower shall not enter into any Sale and Leaseback Transaction.

Section 7.8          Hedging Agreements.

The Borrower shall not enter into any Hedging Agreement, other than Hedging Agreements entered into with the Bank in the ordinary course of business to hedge or mitigate risks to which the Borrower is exposed in the conduct of its business or the management of its liabilities.

Section 7.9          Restrictive Payments.

The Borrower shall not make any Restricted Payments.

Section 7.10        Transactions with Affiliates.

The Borrower shall not sell, transfer, lease or otherwise dispose (including pursuant to a merger) any property or assets to, or purchase, lease or otherwise acquire (including pursuant to a merger) any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except for transactions that are permitted under Section 7.4 and except as permitted under the Existing Credit Agreement.

Section 7.11        Restrictive Agreements.

The Borrower shall not directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of the Borrower to create, incur or permit to exist any Lien upon any of its property or assets, provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement or any other Loan Document, (ii) the foregoing shall not apply to restrictions and conditions contained in purchase money mortgages or Capital Leases permitted by this Agreement (in which cases, any prohibition or limitation shall only be effective against the assets financed thereby) and (iii) this Section 7.11 shall not apply to customary provisions in leases or other similar agreements restricting the assignment thereof or customary conditions contained in any agreement relating to the sale of any property permitted under Section 7.6 pending the consummation of such sale.

Section 7.12        Amendment of Material Documents.

Except as specifically permitted herein or as permitted under the Existing Credit Agreement, the Borrower shall not amend or otherwise modify, or waive any material provision of the Organizational Documents of the Borrower in any way which might reasonably be expected to have a Material Adverse Effect.

Section 7.13        ERISA Obligations

The Borrower shall not permit any condition to exist in connection with any Pension Plans which might constitute grounds for the PBGC to institute proceedings to have the Pension Plan terminated or a trustee appointed to administer the Pension Plan.  The Borrower and any ERISA Affiliate shall not engage in or permit to exist or occur, any other condition, event, or transaction with respect to any Pension Plan which could result in the Borrower incurring any material liability, fine, or penalty.

Section 7.14        Subsidiaries

The Borrower shall not create or acquire any Subsidiary after the Effective Date unless the Borrower has complied with Section 6.14.

Section 7.15        Issuance of Capital Stock

Except for the issuance or sale of common stock or Permitted Preferred Stock by the Parent, the Borrower shall not issue or sell or enter into any agreement or arrangement for the issuance and sale of any of its Capital Stock. The Borrower shall not make any material change in its capital structure.

Section 7.16        Prepayments of Indebtedness.

The Borrower shall not prepay or obligate itself to prepay any Indebtedness, other than Indebtedness under this Agreement and except in connection with the refinancing of Indebtedness permitted under Section 7.1(a)(iii) of the Existing Credit Agreement.

Section 7.17        Fiscal Year.

The Borrower shall not change its fiscal year from a fiscal year ending on December 31.

Section 7.18        Financial Covenants.

The Borrower will not at any time or during any fiscal period (as applicable) fail to be in compliance with any of the following financial covenants:

(a)        Capital Expenditures. The Borrower will not make unfunded Capital Expenditures during any Fiscal Year, tested on a rolling twelve-month basis, in excess of $6,000,000, without the prior written approval of the Bank.

(b)        Minimum Adjusted EBITDA.  The Borrower will maintain a minimum Adjusted EBITDA, tested quarterly on a rolling twelve month basis, as follows:

1Q17	$10,000,000
2Q17	$ 7,000,000
3Q17	$ 7,000,000
4Q17	$10,000,000
2018 Quarter-ends	$ 9,000,000
2019 Quarter-ends	$ 9,500,000

(c)         Minimum Tangible Net Worth.  The Borrower will maintain a minimum Tangible Net Worth as set forth in the schedule below:

Reporting Period (Fiscal Year End)	Minimum Tangible Net Worth
2017	$30,000,000
2018	$35,000,000
2019	$40,000,000

provided, however, that the minimum Tangible Net Worth for any fiscal period shall be increased by a minimum of 75% of the net proceeds of any offerings of Capital Stock by the Parent completed by Parent during the Availability Period.

(d)        No Net Loss.  Borrower shall suffer no Net Loss, at any time, as determined in accordance with GAAP, commencing December 31, 2018 and tested annually at each Fiscal Year end thereafter.

8.	DEFAULT.

Section 8.1          Events of Default.

Each of the following shall constitute an “Event of Default” hereunder:

(a)        the Borrower shall fail to pay any principal when and as the same shall become due and payable; or

(b)        the Borrower shall fail to pay any interest on any Obligation or any fee, or any other amount payable under any Loan Document, when and as the same shall become due and payable; or

(c)         any statement, representation or warranty made or deemed made by or on behalf of any Borrower in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect or misleading (whether because of misstatement or omission) in any material respect when made or deemed made; or

(d)        the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 6.1, Section 6.3, Section 6.8, Section 6.9, Section 6.10, Section 6.14 or in Article 7; or

(e)         the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document to which it is a party (other than those specified in clauses (a), (b) or (d) of this Section 8.1), and such failure is not cured within any specified time period herein or therein, and if no such time period is so specified, such failure shall  continue unremedied for a period of thirty (30) days after notice thereof shall have been given by the Bank to the Borrower; or

(f)         a Borrower shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness after giving effect to any applicable cure period, when and as the same shall become due and payable, and such failure results in a right by the obligee of the Material Indebtedness to accelerate the maturity of such Borrower’s obligations thereunder; or

(g)        any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; or

(h)        an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered; or

(i)          the Borrower shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section 8.1, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; or

(j)          the Borrower shall become unable, admit in writing its inability or fail generally, to pay its debts as they become due; or

(k)         if any Borrower is comprised of a trust, if the trust is revoked or otherwise terminated or all or a substantial part of the Borrower’s  assets are distributed or otherwise disposed of; or

(l)         one or more arbitration awards, judgments, or decrees or order for the payment of money in an aggregate amount in excess of $1,000,000 (except to the extent fully covered by insurance pursuant to which the insurer has not denied coverage) shall be rendered against the Borrower and the same shall remain undischarged, unvacated, unbonded or unstayed for a period of forty-five (45) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower to enforce any such judgment; or

(m)       any license, franchise, permit, right, approval or agreement of the Borrower is not renewed, or is suspended, revoked or terminated and the non‑renewal, suspension, revocation or termination thereof would have a Material Adverse Effect; or

(n)        the Borrower shall withdraw from or terminate any Pension Plan in violation of the covenant set forth in Section 6.13 (i); or any other  ERISA Event occurs which the Bank determines could reasonably be expected to result in a Material Adverse Effect; or

(o)        an Event of Default under the Existing Credit Agreement or any “Loan Document” (as defined in the Existing Credit Agreement) shall occur and, for the avoidance of doubt, an Event of Default under this Agreement shall constitute an Event of Default under the Existing Credit Agreement; or

(p)        an Event of Default as defined in any of the other Loan Documents shall occur; or

(q)        any Loan Document shall cease, for any reason, to be in full force and effect, or any Borrower shall so assert in writing or shall disavow any of its obligations thereunder; or

(r)         any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Borrower not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document; or

(s)        the occurrence of such a change in the condition, affairs (financial or otherwise) or operations of any Borrower, or the occurrence of any other event or circumstance, such that the Bank, in its good faith and reasonable discretion, deems that it is insecure or that the prospects for timely or full payment or performance of any Obligation to the Bank has been impaired in any material respect.

Section 8.2          Contract Remedies.

(a)        Upon the occurrence of an Event of Default or at any time thereafter during the continuance thereof, (i) in the case of an Event of Default specified in clauses (h) or (i) of Section 8.1, without declaration or notice to the Borrower, the outstanding principal amount of the Term Loan and all accrued and unpaid interest thereon and all fees and all other amounts owing under any of the Loan Documents shall immediately become due and payable and (ii) in all other cases, the Bank may, by notice to the Borrower, declare the outstanding principal amount of the Term Loan and all accrued and unpaid interest thereon and all fees and other amounts owing under any of the Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable forthwith.

(b)        In the event that the outstanding principal amount of the Term Loan, all accrued and unpaid interest thereon and all other amounts owing under the Loan Documents shall have been declared due and payable pursuant to the provisions of Section 8.2(a), the Bank (i) may enforce its rights as the holder of the Note by suit in equity, action at law and/or other appropriate proceedings, whether for payment or the specific performance of any covenant or agreement contained in the Loan Documents and (ii) may exercise any and all rights and remedies provided to the Bank by the Loan Documents and applicable law.  Except as otherwise expressly provided in the Loan Documents, the Borrower expressly waives presentment, demand, protest and all other notices of any kind in connection with the Loan Documents.  The Borrower hereby further expressly waives and covenants not to assert any appraisement, valuation, stay, extension, redemption or similar laws, now or at any time hereafter in force which might delay, prevent or otherwise impede the performance or enforcement of any Loan Document.

(c)        In the event that the outstanding principal amount of the Term Loan, all accrued and unpaid interest thereon and all other amounts owing under the Loan Documents shall have been declared due and payable pursuant to the provisions of this Section, any funds received by the Bank from or on behalf of the Borrower shall be applied by the Bank in liquidation of the Obligations in such order and manner as the Bank determines in its sole discretion, any statute, custom or usage to the contrary notwithstanding.

Section 8.3          Nonexclusive Remedies.

All of the Bank’s rights and remedies not only under the provisions of this Agreement but also under any other agreement or transaction shall be cumulative and not alternative or exclusive, and may be exercised by the Bank at such time or times and in such order of preference as the Bank in its sole discretion may determine.

9.	OTHER PROVISIONS.

Section 9.1          Modifications; Consents and Waivers; Entire Agreement.

No modification or waiver of or with respect to any provision of this Agreement, the Note, and all other agreements, instruments and documents delivered pursuant hereto or thereto, nor consent to any departure by the Borrower from any of the terms or conditions thereof, shall in any event be effective unless it shall be in writing and signed by the Bank and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice to or demand on the Borrower (not otherwise required by the terms hereof) shall, of itself entitle the Borrower to any other or further notice or demand in similar or other circumstances.  This Agreement embodies the entire agreement and understanding between the Bank and the Borrower and supersedes all prior agreements and understandings relating to the subject matter hereof.

Section 9.2          Notices.

Except in the case of notices and other communications expressly permitted to be given by telephonic or electronic communications, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, or mailed by certified or registered mail, as follows:

The Borrower:

Lincoln Educational Services Corporation
200 Executive Drive
West Orange, New Jersey 07052
Attention: Brian K. Meyers, CFO

with a copy to:

McCarter & English LLP
100 Mulberry Street
Four Gateway Center
Newark, New Jersey 07102-4096
Attention: Michele Vaillant, Esq.

The Bank:

Sterling National Bank
61 South Paramus Road
Paramus, New Jersey 07652
Attention: Commercial Loan Department
with a copy to:
Windels Marx Lane & Mittendorf, LLP
120 Albany Street
New Brunswick, New Jersey 08901
Attention: Kevin McNamara, Esq.

Any notice, request, demand or other communication hereunder shall be deemed to have been given on:  (x) the day on which it is delivered by receipted hand or such commercial messenger service or nationally recognized overnight courier service to such party at its address specified above, or (y) on the third Business Day after the day deposited in the mail, postage prepaid, if sent by mail.  Any party hereto may change the Person or address to whom or which notices are to be given hereunder, by notice duly given hereunder; provided that any such notice shall be deemed to have been given hereunder only when actually received by the party to which it is addressed.

Section 9.3          No Waiver; Cumulative Remedies.

No failure to exercise and no delay in exercising, on the part of the Bank, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right.

Section 9.4         Survival of Representations and Warranties and Certain Obligations.

All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Bank and shall survive the execution and delivery of any Loan Document and the making of any Loan, regardless of any investigation made by the Bank or on its behalf and notwithstanding that the Bank may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under the Loan Documents is outstanding and unpaid and so long as the Term Loan has not expired or terminated. The provisions of Sections 3.4, 3.5, 3.6 and 9.5 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Term Loan and the termination of the Term Loan or the termination of this Agreement or any provision hereof.

Section 9.5          Costs; Expenses and Taxes; Indemnification.

(a)         The Borrower shall pay (i) all out‑of‑pocket expenses incurred by the Bank and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Bank, in connection with preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions of any Loan Document (whether or not the transactions contemplated thereby shall be consummated) and (ii) all expenses incurred by the Bank, including the reasonable fees, charges and disbursements of any counsel (including any in-house counsel, whether or not on an out-of-pocket basis) for the Bank, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section 9.5, or in connection with the Term Loan made hereunder, including all such out‑of‑pocket expenses incurred during any workout, restructuring or negotiations in respect of such Term Loan or during any proceeding under any federal, state or foreign bankruptcy, insolvency, reorganization, receivership or similar law now or hereafter in effect.

(b)        The Borrower shall indemnify the Bank and its Related Parties (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions, (ii) any Loans or the use of the proceeds, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower, or any Environmental Liability related in any way to the Borrower or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c)        To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement, instrument or other document contemplated thereby, the Transactions or any Loan or the use of the proceeds thereof.

(d)        All amounts due under this Section 9.5 shall be payable promptly but in no event later than thirty days after written demand therefor.

Section 9.6          Successors and Assigns; Participation; Pledge.

(a)        This Agreement shall be binding upon and inure to the benefit of the Borrower, the Bank, all future holders of the Note and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights under this Agreement without prior written consent of the Bank.

(b)        The Bank shall have the right at any time or from time to time to assign all or any portion of its rights and obligations hereunder to one or more banks or other financial institutions (each, an “Assignee”).  The Borrower agrees that, upon written request of the Bank, it shall execute or cause to be executed, such documents, including, without limitation, amendments to this Agreement and to any other documents, instruments and agreements executed in connection herewith as the Bank shall deem necessary to effect the foregoing.  In addition, at the request of the Bank and any such Assignee, the Borrower shall issue one or more new promissory notes, as applicable, to any such Assignee and, if the Bank has retained any of its rights and obligations hereunder following such assignment, to the Bank, which new promissory notes shall be issued in replacement of, but not in discharge of, the liability evidenced by the promissory note held by the Bank prior to such assignment and shall reflect the amount of the respective facilities and loans held by such Assignee and the Bank after giving effect to such assignment.  Upon the execution and delivery of appropriate assignment documentation, amendments and any other documentation required by the Bank in connection with such assignment, and the payment by the Assignee of the purchase price agreed to by the Bank, and such Assignee, such Assignee shall be a party to this Agreement and shall have all of the rights and obligations of the Bank hereunder (and under any and all other guaranties, documents, instruments and agreements executed in connection therewith) to the extent that such rights and obligations have been assigned by the Bank pursuant to the assignment documentation between the Bank and such Assignee, and the Bank shall be released from its obligations hereunder and thereunder to a corresponding extent.  The Bank may furnish any information concerning the Borrower in its possession from time to time to prospective Assignees, provided that the Bank shall require any such prospective Assignees to agree in writing to maintain the confidentiality of such information pursuant to a confidentiality agreement reasonably acceptable to the Borrower.

(c)        The Bank shall have the unrestricted right at any time and from time to time, and without the consent of, or notice to, the Borrower, to grant to one or more banks or other financial institutions (each, a “Participant”) participating interests in the Bank’s obligation to lend hereunder.  In the event of any such grant by the Bank of a participating interest to a Participant, whether or not upon notice to the Borrower, the Bank shall remain responsible for the performance of its obligations hereunder and the Borrower shall continue to deal solely and directly with the Bank in connection with the Bank’s rights and obligations hereunder.  The Bank may furnish any information concerning the Borrower in its possession from time to time to prospective Participants, provided that the Bank shall require any such prospective Participant to agree in writing to maintain the confidentiality of such information pursuant to a confidentiality agreement reasonably acceptable to the Borrower.

(d)        The Bank may at any time pledge all or any portion of its rights under the  Loan Documents including any portion of the Note to any Federal Reserve Banks organized under section 4 of the Federal Reserve Act, 12 U.S.C. Section 341.  No such pledge or enforcement thereof shall release the Bank from its obligations under any of the Loan Documents.

Section 9.7          Counterparts; Integration.

This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which, when taken together, shall constitute but one contract.  This Agreement and any separate letter agreements with respect to fees payable to the Borrower constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Delivery of an executed counterpart of this Agreement by facsimile transmission or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.8          Set-off.

If an Event of Default shall have occurred and be continuing, the Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by it to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by it, irrespective of whether or not it shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of the Bank under this Section 9.8 are in addition to other rights and remedies (including other rights of setoff) that it may have.

Section 9.9          Construction.

Each party to a Loan Document represents that it has been represented by counsel in connection with the Loan Documents and the transactions contemplated thereby and agrees that the principle that agreements are to be construed against the party drafting the same shall be inapplicable.

Section 9.10        Governing Law; Jurisdiction; Consent to Service of Process.

(a)        This Agreement and the Note shall be governed by, and construed in accordance with, the laws of the State of New Jersey, without giving effect to the conflicts of laws principles thereof.

(b)        Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New Jersey sitting in Bergen County and the United States District Court for the District of New Jersey, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each party hereby irrevocably and unconditionally agrees that, to the extent permitted by applicable law, all claims in respect of any such action or proceeding may be heard and determined in such New Jersey State or, to the extent permitted by applicable law, in such Federal court.  Each party to this Agreement agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that any party hereto may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents in the courts of any jurisdiction.

(c)        Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any court referred to in Section 9.10(b).  Each party to this Agreement hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)        Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.2.  Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by law.

Section 9.11        Headings Descriptive.

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12        Severability.

In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).  The parties shall endeavor in good‑faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.13       WAIVER OF TRIAL BY JURY.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.14        Interest Rate Limitation.

Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “charges”), shall exceed the maximum lawful rate (the “maximum rate”) that may be contracted for, charged, taken, received or reserved by the Bank in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all of the charges payable in respect thereof, shall be limited to the maximum rate and, to the extent lawful, the interest and the charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 9.14 shall be cumulated, and the interest and the charges payable to the Bank in respect of other Loans or periods shall be increased (but not above the maximum rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by the Bank.

Section 9.15        Marshaling; Payments Set Aside.

The Bank shall not be under any obligation to marshal any assets in favor of the Borrower or any other Person or against or in payment of any or all of the Obligations.  To the extent that the Borrower makes a payment or payments to the Bank, or the Bank enforces its Liens or exercises its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Bank in its discretion) to be repaid to a trustee, receiver or any other party in connection with any proceeding under any federal, state or foreign bankruptcy, insolvency, reorganization, receivership or similar law now or hereafter in effect, or otherwise, then, to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 9.16        No Third Parties Benefited.

This Agreement is made and entered into for the sole protection and legal benefit of the Borrower and the Bank, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.  The Bank shall not have any obligation to any Person not a party to this Agreement or other Loan Documents.

Section 9.17       OFAC; Bank Secrecy Act; USA Patriot Act.

(a)        The Borrower shall (i) ensure that no person who owns a controlling interest in or otherwise controls the Borrower is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by OFAC, the Department of the Treasury or included in any Executive Orders of the President of the United States of America (“Executive Orders”), that prohibits or limits the Bank from making any advance or extension of credit to the Borrower or from otherwise conducting business with the Borrower, and (ii) ensure that the proceeds of the Term Loan shall not be used to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto.  Further, the Borrower shall comply, and cause its Subsidiaries to comply, with all applicable Bank Secrecy Act laws and regulations, as amended.

(b)        The Bank hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Bank to identify the Borrower in accordance with the USA Patriot Act.

Section 9.18        Co-Borrower Provisions.

(a)        The Obligations are the joint and several obligation of each Borrower. To the fullest extent permitted by applicable law, the obligations of each Borrower hereunder shall not be affected by (i) the failure of Bank to assert any claim or demand or to enforce or exercise any right or remedy against any other Borrower under the provisions of this Agreement, any other Loan Document or under applicable law, (ii) any rescission, waiver, amendment or modification of, or any release of any Borrower from, any of the terms or provisions of, this Agreement or any other Loan Document, or (iii) the failure to perfect any security interest in, or the release of, any of the Collateral or other security held by or on behalf of the Bank.

(b)        The obligations of each Borrower to pay the Obligations in full hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the payment in full in cash of the Obligations after the termination of any obligation of Bank to any Borrower under any Loan Document), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Borrower hereunder shall not be discharged or impaired or otherwise affected by the failure of the Bank to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, any default, failure or delay, willful or otherwise, in the performance of any of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Borrower or that would otherwise operate as a discharge of any Borrower as a matter of law or equity (other than the payment in full in cash of all the Obligations after termination of any obligation of Bank to any Borrower under any Loan Document).

(c)        To the fullest extent permitted by applicable law, other than mandatory counterclaims, each Borrower waives any defense based on or arising out of any defense of any other Borrower or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Borrower, other than the payment in full in cash of all the Obligations after the termination of any obligation of Bank to any Borrower under any Loan Document. The Bank may, at its election, foreclose on any security held by it by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any Borrower, or exercise any other right or remedy available to it against any Borrower, without affecting or impairing in any way the liability of any Borrower hereunder except to the extent that all the Obligations have been indefeasibly paid in full in cash and performed in full after the termination of any obligation of the Bank to any Borrower under any Loan Document.  Pursuant to applicable law, each Borrower waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Borrower against any other Borrower, as the case may be, or any security.

(d)        Except as otherwise specifically provided herein, each Borrower is obligated to repay the Obligations as joint and several obligors under this Agreement. Upon payment by any Borrower of any Obligations, all rights of such Borrower against any other Borrower arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior payment in full in cash of all the Obligations and the termination of any obligations of Bank to any Borrower under any Loan Document. If any amount shall erroneously be paid to any Borrower on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of any Borrower, such amount shall be held in trust for the benefit of the Bank and shall forthwith be paid to the Bank to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement and the other Loan Documents.

(e)        Each Borrower hereby agrees to keep each other Borrower fully apprised at all times as to the status of its business, affairs, finances, and financial condition, and its ability to perform its Obligations under the Loan Documents, and in particular as to any adverse developments with respect thereto. Each Borrower hereby agrees to undertake to keep itself apprised at all times as to the status of the business, affairs, finances, and financial condition of each other Borrower, and of the ability of each other Borrower to perform its Obligations under the Loan Documents, and in particular as to any adverse developments with respect to any thereof. Each Borrower hereby agrees, in light of the foregoing mutual covenants to inform each other, and to keep themselves and each other informed as to such matters, that the Bank shall have no duty to inform any Borrower of any information pertaining to the business, affairs, finances, or financial condition of any other Borrower, or pertaining to the ability of any other Borrower to perform its Obligations under the Loan Documents, even if such information is adverse, and even if such information might influence the decision of one or more of the Borrower to continue to be jointly and severally liable for, or to provide Collateral for, the Obligations of one or more of each other Borrower. To the fullest extent permitted by applicable law, each Borrower hereby expressly waives any duty by the Bank to inform any Borrower of any such information.

Section 9.19       Contribution of Borrower.

(a)        Contribution.

(i)          To the extent that any Borrower shall make a payment under the Facility (a “Payment”) which, taking into account all other Payments then previously or concurrently made by any other Borrower, exceeds the amount which otherwise would have been paid by or attributable to such Borrower if each Borrower had paid the aggregate Obligations satisfied by such Payment in the same proportion as such Borrower’s “Allocable Amount” (as defined below) (as determined immediately prior to such Payment) bore to the aggregate Allocable Amounts of each of the Borrowers as determined immediately prior to the making of such Payment, then, following indefeasible payment in full of the Payment and the Obligations, and the termination of the Facility, such Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Payment.

(ii)          As of any date of determination, the “Allocable Amount” of each Borrower shall be equal to the maximum amount of liability which could be asserted against such Borrower hereunder with respect to the applicable Payment without (i) rendering such Borrower “insolvent” within the meaning of Section 101(32) of the Federal Bankruptcy Code (the “Bankruptcy Code”) or Section 2 of either the Uniform Fraudulent Transfer Act (the “UFTA”) or the Uniform Fraudulent Conveyance Act (the “UFCA”) or the fraudulent conveyance and transfer laws of the State of New Jersey or such other jurisdiction whose laws shall be determined to apply to the transactions contemplated by this Agreement (the “Applicable State Fraudulent Conveyance Laws”), (ii) leaving such Borrower with unreasonably small capital, within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA or Section 5 of the UFCA or the Applicable State Fraudulent Conveyance Laws, or (iii) leaving such Borrower unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA or Section 6 of the UFCA or the Applicable State Fraudulent Conveyance Laws.

(b)        No Impairment.  This Section 9.19 is intended only to define the relative rights of each Borrower with respect to each other, and nothing set forth in this Section 9.19 is intended to or shall impair the obligations of any Borrower, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement or the other Loan Documents.

(c)        Rights Constitute Assets.  Each Borrower acknowledges that the rights of contribution and indemnification under this Section 9.19 shall constitute assets of the Borrower to which such contribution and indemnification is owing.

(d)        Subordination.  Notwithstanding any provision of this Section 9.19 to the contrary, all rights of any Borrowers under this Agreement and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full of the Obligations. No failure on the part of any Borrower to make the payments required by this Agreement (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Borrower with respect to its obligations under this Agreement, and each Borrower shall remain liable for the full amount of the obligations of such Borrower under this Agreement.

Section 9.20       Authorization to Act.

Notwithstanding that each Borrower is jointly and severally liable hereunder and under the Notes and the other Loan Documents, the Parent is hereby authorized by each Borrower to act as agent for each Borrower to receive the Term Loan proceeds without further instruction to the Bank, at which time the Parent shall promptly disburse such Loan proceeds to the appropriate Borrower as necessary, and Bank may rely on any directions given to it by the Parent as such agent. Each Borrower agrees that any action taken by the Parent or the Borrower in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Parent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all Borrowers.

Section 9.21       Confidentiality

The Bank agrees to maintain the confidentiality of the non-public Information designated as confidential and obtained by the Bank pursuant to the requirements of this Agreement in accordance with the Bank’s customary procedures for handling confidential information of this nature and not use the non-public Information for any purpose other than in connection with this Agreement or any other Loan Documents; provided, however, that the Bank may disclose Information (a) on a confidential and need-to-know basis to its Affiliates who need to know such Information in connection with the transactions contemplated hereby (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) as required or requested by any Governmental Authority or representative thereof, (c) to the extent required by applicable law or by any subpoena or similar legal process (in which case the Bank, to the extent permitted by law and to the extent reasonably practical under the circumstances, shall inform the Borrower), (d) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, (f) with the prior written consent of the Borrower or (g) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Bank or any of its Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, "Information" means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Bank on a nonconfidential basis prior to disclosure by the Borrower.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.  The Bank acknowledges that (a) the Information may include material non-public information concerning the Borrower, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable law, including United States Federal and state securities laws

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

LINCOLN EDUCATIONAL SERVICES CORPORATION		LINCOLN TECHNICAL INSTITUTE, INC.

By:	/s/ Brian K. Meyers	By:	/s/ Brian K. Meyers
	Brian K. Meyers		Brian K. Meyers
	Chief Financial Officer		Treasurer

NASHVILLE ACQUISITION, L.L.C.		SOUTHWESTERN ACQUISITION, L.L.C.

By:	/s/ Brian K. Meyers	By:	/s/ Brian K. Meyers
	Brian K. Meyers		Brian K. Meyers
	Treasurer		Treasurer

NEW ENGLAND ACQUISITION, LLC		EUPHORIA ACQUISITION, LLC

By:	/s/ Brian K. Meyers	By:	/s/ Brian K. Meyers
	Brian K. Meyers		Brian K. Meyers
	Treasurer		Treasurer

NEW ENGLAND INSTITUTE OF TECHNOLOGY AT PALM BEACH, INC.		LCT ACQUISITION, LLC

By:	/s/ Brian K. Meyers	By:	/s/ Brian K. Meyers
	Brian K. Meyers		Brian K. Meyers
	Treasurer		Treasurer

NN ACQUISITION, LLC		LTI HOLDINGS, LLC

By:	/s/ Brian K. Meyers	By:	/s/ Brian K. Meyers
	Brian K. Meyers		Brian K. Meyers
	Treasurer		Treasurer

STERLING NATIONAL BANK

		By:	/s/ Charles W. Jones
Charles W. Jones
Managing Director

[Signature Page to Credit Agreement]